Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

Salary.com, Inc.,

ICR Limited, L.C.

and

Joseph E. Duggan and Roger C. Sturtevant, Jr.

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (the “Agreement”) is entered into as of May 15, 2007 by and among Salary.com, Inc., a Delaware corporation (“Buyer”), ICR Limited, L.C., a Massachusetts limited liability company (“ICR”), and Joseph E. Duggan and Roger C. Sturtevant, Jr. (together, the “Principals”). The Principals and ICR, together, are referred to as the “Sellers”, and each a “Seller”. Buyer, ICR and the Principals are referred to collectively herein as the “Parties”.

WITNESSETH:

WHEREAS, ICR is an international compensation consulting firm engaged in the business of administering and developing international compensation surveys and related tools, products and services to enable its clients and survey participants to price the same job around the world using the same methodology; and

WHEREAS, the Principals desire to sell, transfer and assign to Buyer, and Buyer desires to purchase and acquire from the Principals, one hundred percent (100%) of the issued and outstanding membership interests of, in and to ICR, including all financial and governance rights associated therewith (the “Membership Interests”) on and subject to the terms set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties, intending to become legally bound, agree as follows.

ARTICLE I

DEFINITIONS

For the purposes of this Agreement, the following words and phrases, when used herein, shall have the meanings specified or referred to below:

“Assumed Liabilities” means those liabilities set forth on the face of the Financial Statements (as defined herein) or listed on Schedule 3.8. Assumed Liabilities expressly exclude payroll for ICR’s employees through the Closing Date, all of which will be paid by the Buyer simultaneously with the Closing.

“Closing” and “Closing Date” have the meanings set forth in Section 2.2 below.

“Closing Working Capital” means (i) the cash, cash equivalents, and accounts receivable (without taking any reserve for bad debts) of ICR minus (ii) the current liabilities of ICR that are included in the Assumed Liabilities, in each case determined as of the time immediately prior to the Closing and on a mutually agreed basis consistent with Exhibit D hereto, which was used to determine the Estimated Closing Cash Payment (as defined below).

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Consumer Surveys” means all consumer surveys owned, operated, conducted and administered by ICR or ICR International, including, without limitation, the Specialty Retail Compensation Survey, Apparel Industry Compensation Survey, Footwear Industry Compensation Survey, and the Luxury Goods Industry Compensation Survey, all tools, products and services related thereto, and all customer, participant or industry data collected by or provided to ICR or ICR International in connection therewith.

“Company Names” means ICR Limited, L.C., ICR Limited, Inc., and Impact Compensation Resources.

“Contracts” has the meaning provided in Section 2.3(a).

“Domain Names” means all domain names registered to ICR, or that ICR otherwise has the rights to operate in the course of its business operations, including, but not limited to, www.icrintl.com, www.icrltd.com, www.icrltd-ftp.com, www.ipasnet.com, www.myicrltd.com, www.peoplecost.net, and www.myipasnet.com.

“Encumbrances” means any mortgage, pledge, lien, charge, attachment, easement, covenant, restriction or other encumbrance of any nature.

“Final Closing Cash Payment” means Seven Million Eight Hundred and Seventy-Five Thousand Dollars ($7,875,000) plus the Closing Working Capital.

“ICR International” means ICR International Limited, a private limited company organized under the laws of England and Wales.

“ICR’s Business” means the products and services offered by and the business operations and relationships of ICR, as of the date hereof, including, without limitation, all of the intellectual property, technology, know how, products and services, customer contracts and agreements, customer relationships, third party intellectual property licenses and referral arrangements, and tangible and intangible property involved in or related to the operation of ICR’s business.

“Intellectual Property” has the meaning provided in Section 3.12(a).

“IPAS” means the International Pay Analysis System, all tools, products and services related thereto, and all customer, participant or industry data collected or provided in connection therewith.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Related Agreement” means any agreement, certificate or instrument executed and delivered by a Party at the Closing or otherwise in connection with the consummation of the transaction contemplated by this Agreement.

“Surveys” means all surveys owned, operated, conducted and administered by ICR or ICR International, including, without limitation, (i) IPAS and the Compensation Surveys, (ii) all tools, products and services related thereto, (iii) customer, participant or industry data collected or provided by ICR or ICR International in connection therewith, and (iv) all goodwill associated therewith.

“Survey Data” means all customer, participant or industry data collected by or provided to ICR or ICR International in connection with the Surveys, and all improvements thereto and goodwill associated therewith.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale of Membership Interests. On and subject to the terms and conditions of this Agreement, at the Closing, Buyer agrees to purchase from the Principals, and the Principals agree to sell, transfer, convey, and deliver to Buyer, the entirety of their respective right, title and interest in and to the Membership Interests (as defined herein), for an aggregate of Eight Million Seven Hundred and Fifty Thousand Dollars ($8,750,000) plus the Closing Working Capital (the “Purchase Price”).

(a) The Purchase Price shall be payable as follows: (i) an aggregate of Eight Million One Hundred Forty-Three Thousand Two Hundred Thirty Dollars ($8,143,230) (the “Estimated Closing Cash Payment”) will be paid to, or as otherwise directed in writing by, the Principals by wire transfer or other immediately available funds at the Closing and (ii) Eight Hundred Seventy-Five Thousand Dollars ($875,000) will be placed into escrow at Closing until the one year anniversary of the Closing to be paid to the Principals subject to the terms of this Agreement and the Escrow Agreement (as such term is hereinafter defined) entered into by and among the Parties in the form attached hereto as Exhibit A. All cash payments to the Principals under this Agreement, including any payments under Section 2.4 or from the Escrow Agreement shall be made fifty percent (50%) to Joseph E. Duggan and fifty percent (50%) to Roger C. Sturtevant, Jr. All cash payments from the Sellers to the Buyer under this Agreement, including but not limited to any payments under Section 2.4, shall be made by Joseph E. Duggan and Roger C. Sturtevant, Jr., jointly and severally.

2.2 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on May 15, 2007 (the “Closing Date”) by electronic transmission of the various documents and wiring of good collectible funds with a simultaneous delivery of the foregoing at Closing. If the Parties are unable for any reason to conduct a closing electronically, a physical closing will occur at Buyer’s offices in Waltham, Massachusetts on the Closing Date.

2.3 Delivery of Records and Contracts.

(a) For the purposes of this Agreement, “Contracts” means ICR’s agreements, contracts, leases, licenses, purchase orders, and other arrangements, oral and written, related to ICR’s Business, including all of the licenses and sublicenses granted and obtained with respect thereto.

(b) At the time of the Closing, subject to subsection (c) below, the Sellers shall deliver or cause to be delivered to Buyer all of the Contracts, licenses, agreements and rights which are related to ICR’s Business.

(c) If an attempted sale, conveyance, assignment, transfer or delivery of any Contracts, licenses, agreements or any other assets, rights or benefits to be sold, conveyed, assigned, transferred and delivered hereunder through the transfer of Membership Interests in ICR to Buyer which are related to ICR’s Business (collectively, the “Rights”) would be ineffective without the consent of any other person or entity, and such consent has not been obtained on or before the Closing Date, this Agreement shall not constitute an assignment or an attempted assignment of such Right if such assignment or attempted assignment would constitute a breach thereof or be unlawful, except that the Buyer shall be required to fulfill obligations of the Sellers to deliver surveys to survey participants following the Closing even if consent is required to the assignment of such contracts. In such case, the Sellers shall use their best efforts to obtain, as promptly as practicable, the consent of each such person or entity in all cases in which such consent is required, and the Sellers and Buyer will cooperate in any reasonable arrangement designed to enable the Sellers to perform their respective obligations hereunder, and to provide for the assumption by Buyer of the benefits, risks and burdens of any such Contract, license, agreement or other asset.

2.4 Adjustment of Purchase Price.

(a) Within 30 days after the Closing Date, the Principals shall prepare and deliver to the Buyer a certificate (the “Closing Purchase Price Certificate”) that sets forth an itemized computation of the Closing Working Capital and the Final Closing Cash Payment.

(b) If the Buyer delivers written notice (the “Disputed Items Notice”) to the Principals within 30 days after receipt by the Buyer of the Closing Purchase Price Certificate, stating that the Buyer objects to any items in the Closing Purchase Price Certificate, specifying the basis for such objection and setting forth the Buyer’s proposed modification to the Closing

Purchase Price Certificate and the computation of the Closing Working Capital and Final Closing Cash Payment thereunder, the Principals and the Buyer will in good faith attempt to resolve and agree upon the Closing Working Capital and the Final Closing Cash Payment as promptly as practicable.

(c) If the Principals and the Buyer are unable to agree upon the Final Closing Cash Payment within 30 days after delivery of the Disputed Items Notice, the Buyer and the Principals shall submit such dispute to arbitration under Section 8.12 below.

(d) If the Buyer does not deliver the Disputed Items Notice to the Principals within 30 days after receipt by Buyer of the Closing Purchase Price Certificate, then the Final Closing Cash Payment specified in the Closing Purchase Price Certificate will be conclusively presumed to be true and correct in all respects and will be binding upon the parties.

(e) At such time as the Purchase Price is finally determined, either (i) the Buyer shall pay the Principals an aggregate amount equal to excess of the Final Closing Cash Payment over the Estimated Closing Cash Payment, if the Final Closing Cash Payment is greater than the Estimated Closing Cash Payment, or (ii) the Principals shall pay the Buyer an aggregate amount equal to the excess of the Estimated Closing Cash Payment over the Final Closing Cash Payment.

(f) If any accounts receivable outstanding on the Closing Date shall not have been collected by Buyer within ninety (90) days thereafter despite Buyer’s commercially reasonable efforts, then Buyer may, at any time prior to the date one hundred twenty (120) days following the Closing, assign such accounts receivable back to the Principals whereupon the Principals shall promptly refund to Buyer the full dollar value thereof. Buyer shall not be required to make a claim against the Escrow Fund (as defined below) with respect to any such accounts receivable. If after such assignment Buyer shall receive any funds in respect of any such reassigned accounts receivable, Buyer shall promptly remit such amounts to the Principals.

2.5 Escrow. At the Closing, Buyer and Principals and an escrow agent to be mutually selected by the Parties (the “Escrow Agent) shall execute and deliver an escrow agreement (“Escrow Agreement”), and the Buyer shall deposit an aggregate of $1,000,000 in cash (the “Escrow Fund”) with the Escrow Agent, consisting of $875,000 deposited pursuant to Section 2.1(a) of this Agreement and $125,000 deposited pursuant to Section 2.1(a) of that certain Share Purchase Agreement dated the date hereof by and between Buyer, ICR International, John Cunnell and V.A. Cunnell (the “ICR International Purchase Agreement”). Regardless of the amount deposited into the Escrow Fund pursuant to this Agreement or the ICR International Purchase Agreement, the entire Escrow Fund shall be available for the purpose of satisfying indemnity obligations under Section 7.2 hereof and other obligations of the Sellers under this Agreement, as well as indemnity obligations of John Cunnell and V.A. Cunnell pursuant to the ICR International Purchase Agreement. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement, the ICR International Purchase Agreement and the Escrow Agreement. In order to administer the Escrow Agreement efficiently, the Principals hereby designate Roger Sturtevant Jr. as their representative (the “ICR Representative”). The Principals hereby authorize the ICR Representative to take any and all action as is contemplated to be taken by or on behalf of the Principals by the terms of the Escrow Agreement, including without limitation, the delivery of instructions to the Escrow Agent to disburse all or any portion of the Escrow Fund. All decisions and actions by the ICR Representative shall be binding upon all of the Principals, and no Principal shall have the right to object, dissent, protest or otherwise contest the same.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE PRINCIPALS

The Sellers, jointly and severally, represent and warrant to Buyer as follows:

3.1 Organization of ICR. ICR is a limited liability company that is duly organized, validly existing, and in good standing under the laws of the Commonwealth of Massachusetts, and has full power and authority to conduct its business as now conducted and as currently proposed to be conducted and to own, use, license and lease its assets and properties. ICR is in good standing in each jurisdiction in which it is required to be qualified to do business except where the failure to so qualify would not have a material adverse effect on ICR’s Business. Each jurisdiction in which ICR is qualified to do business is listed on Schedule 3.1.

3.2 Ownership of Membership Interests and Shares. Joseph E. Duggan and Roger C. Sturtevant, Jr. own all of the outstanding membership interests of ICR, free and clear of all liens, encumbrances, security interests, pledges, conditional or installment sale agreements, mortgages, charges and/or any other claim of third parties of any kind. All such membership interests have been, and will be at the Closing, duly authorized, validly issued and outstanding, fully paid and non-assessable. ICR has not granted, issued or agreed to grant or issue and/or will grant, issue or agree to grant or issue any other equity interest in ICR and there are no, nor will there be at the Closing, outstanding options, warrants, subscription rights, securities that are convertible into or exchangeable for, or any other commitments of any character relating to, any equity interest in ICR other than those belonging to Buyer (as contemplated or provided herein). No membership interests in ICR are, or will be at the Closing, subject to any right of first refusal, preemptive, subscription or other similar right under any provision of applicable law or any agreement.

3.3 Authorization of Transaction. The Sellers have full right, power, authority and capacity to execute and deliver this Agreement and the Related Agreements to which each is or may become a party, and to perform their respective obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Related Agreements have been duly authorized by all necessary company actions or proceedings on the part of the Sellers, and no further acts or proceedings on the part of the Sellers is necessary under ICR’s Certificate of Organization, Operating Agreement or other similar agreements (“ICR Organizational Documents”), or by law or otherwise to authorize the execution and delivery by the Principals to this Agreement and the Related Agreements, the performance by each Seller of its obligations hereunder and the consummation by each Seller of the transactions contemplated hereby. This Agreement and the Related Agreements to which the Sellers are or may become a party constitute (or will constitute when executed or delivered) the valid and legally binding obligations of each Seller, enforceable in accordance with their respective terms.

3.4 Noncontravention. Neither the execution and the delivery of this Agreement and the Related Agreements, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either Seller is subject or any provision of the ICR Organizational Documents, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which ICR is a party or by which ICR is bound or to which any of ICR’s assets is subject except as described in Schedule 3.4. Each Contract listed on Schedule 3.4 requires the consent of the other party thereto prior to assignment. Other than the foregoing consents, ICR does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency, in order for the Parties to consummate the transactions contemplated by this Agreement.

3.5 Brokers’ Fees. The Sellers have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

3.6 Title to Assets. ICR has good and marketable title to, or a valid leasehold interest in, the respective properties and assets used by it, located on ICR’s premises, or shown on the most recent Financial Statements (except for accounts receivable collected and inventory disposed of in the ordinary course since the date of the most recent Financial Statements), related to ICR’s Business, free and clear of all Encumbrances, except for (i) those indicated in Schedule 3.6, and (ii) those for taxes and other charges of state, federal and local governments and agencies that are not due or payable or that may hereafter be paid without penalty. ICR’s assets include all of the properties and other assets necessary for ICR to conduct its business as presently conducted. There are no outstanding agreements, options or commitments of any nature obligating ICR to transfer any of its assets or rights or interests therein to any party other than Buyer (as contemplated or provided herein).

3.7 Financial Statements. Attached hereto as Exhibit B are the following financial statements of ICR (collectively the “ICR Financial Statements” or the “Financial Statements”): (i) the ICR prepared balance sheet and statements of income as of April 30, 2007, and for the four (4) months ended April 30, 2007; and (ii) the ICR prepared balance sheet and statements of income as of December 31, 2005, and December 31, 2006, and for the calendar years ended on such dates. The Financial Statements are true and correct in all material respects as of the date thereof, have been prepared on a consistent basis throughout the periods covered thereby and present fairly the financial condition as of such dates, based on ICR’s books and records, it being expressly acknowledged that the Financial Statements were not prepared in accordance with accounting practices generally accepted in the United States of America.

3.8 Undisclosed Liabilities. ICR has no Liability, and to the Sellers’ knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for Liabilities set forth on the face of the Financial Statements or listed on Schedule 3.8.

3.9 Legal Compliance. ICR has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof). No Seller has received a notice from any such governmental authority of any such violation or alleged violation, and no Seller has received a notice of any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice which has been filed or commenced against ICR alleging any failure so to comply, and, to each Seller’s knowledge, there is no basis therefor.

3.10 Tax Matters. ICR has filed in accordance with applicable law all Tax returns that it was required to file, all such Tax returns were correct and complete in all respects, and all Taxes owed by ICR (whether or not shown on any Tax return but excluding any accrued but not yet payable taxes) have been paid. ICR has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

3.11 Real Property. ICR leases its office space located at 17 Main Street, Hopkinton, Massachusetts 01748 from National Realty Trust (“ICR Office Lease”). Other than the ICR Office Lease, ICR does not own or lease any other real property.

3.12 Intellectual Property.

(a) For the purposes of this Agreement, “Intellectual Property” means the entirety of ICR’s (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), and all improvements thereto, including all patents, patent applications, and patent disclosures, together with reissues, continuations, continuation-in-parts, divisions, provisional applications, reexaminations, foreign related applications and foreign patents thereof, and all rights to use third party patents and patent applications, (ii) the Surveys and Survey Data, and all improvements thereto; (iii) trademarks, service marks, trade dress, logos, domain names and trade names, including combinations thereof and including all goodwill associated therewith, including but not limited to ICR’s service mark, IPAS (Reg. No. 3,209,636), and all applications, registrations, and renewals in connection therewith, (iv) copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (v) mask works and all applications, registrations, and renewals in connection therewith, (vi) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vii) computer software (including data and related documentation), (viii) other proprietary rights, including ICR’s rights in and to the Domain Names and Company Names; (ix) copies and tangible embodiments thereof (in whatever form or medium), in each case used in ICR’s Business; and (x) all goodwill associated with the Intellectual Property, and rights to protection of interests therein under the laws of all jurisdictions, including, without limitation, the software, and product names.

(b) All of the Sellers’ Intellectual Property necessary for the operation of ICR’s Business as currently conducted is listed on Schedule 3.12(b). Each item of Intellectual Property owned or used by ICR immediately prior to the Closing hereunder will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing hereunder.

(c) ICR possesses all right, title, and interest in and to its respective Intellectual Property, free and clear of any Encumbrance, license, or other restriction; such Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; and no Seller has received any notice of any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand with respect to the Intellectual Property, and, to each Seller’s knowledge, there is no basis therefor.

(d) Schedule 3.12(d) identifies all computer software or other intellectual property that ICR uses in connection with ICR’s Business pursuant to license, sublicense, agreement, or permission (“Intellectual Property Licenses”). ICR is in material compliance with the terms of such Intellectual Property Licenses and has paid all license fees and the like payable with respect to such Intellectual Property Licenses. There are no future royalty or other payments required with respect to such Intellectual Property Licenses. The Intellectual Property Licenses are transferable to Buyer and Buyer shall have full use and enjoyment of such Intellectual Property Licenses immediately following Closing.

(e) To the extent that any Intellectual Property has been developed or created by any person or entity other than ICR, a written agreement has been obtained by ICR with such person or entity with respect thereto, and as a result of such agreement(s) ICR has (i) obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of law or by valid assignment of any such rights or (ii) has obtained a license under or to such Intellectual Property.

(f) ICR has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of any person or entity. The operation of ICR’s Business as currently conducted, including but not limited to the Surveys and Survey Data, does not, (i) infringe or misappropriate the intellectual property of any person or entity, (ii) violate any material term or provision of any Contract concerning such intellectual property to which ICR is a party or by which ICR is bound, (iii) violate the rights of any person or entity (including rights to privacy or publicity), or (iv) constitute unfair competition or an unfair trade practice under any law or regulation. No Seller has received notice from any person or entity claiming that the operation of ICR’s Business (including the Surveys and Survey Data, and products, technology or services currently under development) of ICR infringes or misappropriates the intellectual property of any person or entity or constitutes unfair competition or trade practices under any law or regulation, including notice of infringement of third-party patent or other intellectual property rights from a potential licensor of such rights, and no Seller is aware of any basis for any such claim.

(g) Each item of Intellectual Property which has actually been registered is valid and subsisting, and all necessary registration, maintenance, renewal fees, annuity fees and taxes in connection with such registered Intellectual Property in the United States have been paid and all necessary documents and certificates in connection with such registered Intellectual Property have been filed with the United States Patent and Trademark Office, for the purposes of maintaining such registered Intellectual Property in the United States. Schedule 3.12(g) lists all such registered Intellectual Property and any actions that must be taken by ICR within ninety (90) days from the date hereof, including the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any such registered Intellectual Property.

(h) To the Sellers’ knowledge, no person or entity is infringing or misappropriating any Intellectual Property.

(i) No Intellectual Property is subject to any order, action or proceeding against ICR that restricts, or that is reasonably expected to restrict in any manner, the use, transfer or licensing of any such Intellectual Property by ICR or that may affect the validity, use or enforceability of such Intellectual Property.

(j) Neither this Agreement nor any transactions to be accomplished pursuant to this Agreement will result in ICR’s granting any rights or licenses with respect to the Intellectual Property to any person or entity pursuant to any Contract to which ICR or by which any of its assets are bound.

3.13 Survey Data. Schedule 3.13 lists all written contracts, agreements, or other like arrangements by and between ICR and any third party, the purpose, intent or effect of which restricts or in any way limits the ICR’s rights to use, store, display, manipulate, modify, disclose, assign, license (or sublicense), sell, lease or transfer any Survey Data (in whole or in part) provided to or collected by ICR. Except as identified on Schedule 3.13, all Survey Data may be sold, assigned, transferred or otherwise disclosed to Buyer through the transfer of Membership Interests in ICR as contemplated by this Agreement, and ICR’s rights to have full use and enjoyment of such Survey Data immediately following Closing, which shall include ICR’s rights to use, store, display, manipulate, modify, disclose, assign, license (or sublicense), sell, lease or transfer any Survey Data (in whole or in part), shall be free from any such restriction or limitation.

3.14 Equipment. Schedule 3.14 sets forth all machinery, equipment and materials used in ICR’s Business, and all such equipment and material all of which is taken “as is” without any representation as to its condition.

3.15 Contracts. The Sellers have delivered to Buyer a correct and complete copy of each Contract and has provided a complete list of such agreements in Schedule 3.15. With respect to each such Contract: (i) the Contract is legal, valid, binding, enforceable, and in full force and effect; (ii) the Contract is assignable in accordance with its terms and no party to such Contract has indicated that the consummation of the transactions contemplated by this Agreement will result in the cancellation of any such Contract; (iii) ICR is not in breach or default, and no event has occurred which with notice or lapse of time would constitute such a breach or default, or permit termination, modification, or acceleration, under the Contract and, to Sellers’ knowledge, no other party to any such Contract in breach or default thereunder and no event has occurred which with notice or lapse of time would constitute such a breach or default, or permit termination, modification, or acceleration, under the Contract; (iv) there are no balances currently outstanding on the Contract except as set forth in the receivables listed in Schedule 3.16, and ICR has not accelerated the collection of receivables or unreasonably deferred accounts payable under any such Contracts; (v) no party has repudiated any provision of the Contract; (vi) except as identified on Schedule 3.15, no Contract is with a government or governmental agency; and (vii) except as identified on Schedule 3.15, ICR does not have any agreements that provide parties with referral fees, discounts, or profit sharing of any type or description. Without limitation of the foregoing, other than the oral agreement by and between ICR and ICR International, pursuant to which ICR pays to ICR International fifteen percent (15%) of the profits ICR derives from its annual IPAS sales, all of which will be paid by ICR prior to the Closing, ICR owes no other compensation or consideration to ICR International and has no other obligation to ICR International, including but not limited to obligations arising out of the transactions contemplated by the ICR International Purchase Agreement. Except as identified on Schedule 3.15, none of the Sellers have been informed by any customer or other party to any Contract that it intends to cease or reduce its business relationship with ICR. All costs and obligations associated with the Contracts have been disclosed to Buyer. Neither ICR nor any of its members, directors or officers has been debarred, suspended or excluded from participation in the award of any government Contract nor has any debarment, suspension or exclusion proceeding been initiated against ICR or any of its members, directors or officers, and no Seller is aware of any basis for any such claim.

3.16 Accounts Receivable. Schedule 3.16 sets forth a list of all accounts receivable of ICR. All such accounts receivable are reflected properly on ICR’s books and records, and are valid receivables and the Sellers have no knowledge of any setoffs or counterclaims thereto.

3.17 Insurance. Schedule 3.17 sets forth the insurance policies that ICR has in place (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements), which insurance policies are legal, valid, binding, enforceable, and in full force and effect and will continue to be legal, valid, binding, enforceable, and in full force and effect. ICR represents that it is not in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under any such policy and that no party to any such policy has repudiated any provision thereof.

3.18 Litigation. ICR is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge, and ICR is not a party to, or to the Sellers’ knowledge, threatened to be made a party, to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. Furthermore, to the Sellers’ knowledge, there is no basis for any such claims, charges or orders.

3.19 Labor and Employment. Except as identified on Schedule 3.19, there are no employment agreements, collective bargaining agreements or other labor agreements to which ICR is a party or by which it is bound. The Sellers have provided to Buyer true and complete copies of all agreements identified on Schedule 3.19. Schedule 3.19 also sets forth the name, position and salary of the individuals employed by ICR, and the names, description of services and last twelve (12) months of payments with respect to any independent contractors and consultants. ICR is in compliance, and at all times has complied, in all material respects, with all applicable laws, rules and regulations relating to the employment of labor and has withheld and paid to the appropriate governmental entities or are holding for payment not yet due to such governmental entities, all amounts required to be withheld from employees of ICR, and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

3.20 Employee Benefits. Schedule 3.20 lists all bonus, retirement, disability, vacation, severance, incentive, deferred compensation and other similar fringe or employee benefit plans, programs or arrangements, whether written or oral, in each of the foregoing cases which cover, are maintained for the benefit of, or relate to any or all current or former employees, independent contractors and/or consultants of ICR (all of the foregoing are collectively the “Employee Plans”). ICR has no liability or contingent liability with respect to the Employee Plans other than routine claims for benefits, nor will any of ICR’s assets be subject to any lien, charge or claim relating to the obligations of ICR with respect to its employees or the Employee Plans. The Sellers have provided to Buyer true and complete copies of all Employee Plans.

3.21 Consents. Schedule 3.21 lists all material consents and notices required to be obtained or given by or on behalf of ICR in connection with the consummation of the transactions contemplated by this Agreement and the Related Agreements in compliance with all applicable laws, rules, regulations, or orders of any governmental entity, the provisions of any material Contract or any Intellectual Property License or agreement, and except as set forth on Schedule 3.21 all such consents have been duly obtained and are in full force and effect.

3.22 Prepayments, Prebilled Invoices and Deposits. Schedule 3.22A sets forth all prepayments, prebilled invoices, and deposits that have been received by ICR as of the date hereof from customers for products to be shipped, or services to be performed, after the Closing. Consistent with past practices, such amounts are not accrued for on the balance sheets included in ICR’s Financial Statements. Schedule 3.22B sets forth all prepayments, prebilled invoices, and deposits that have been made or paid by ICR as of the date hereof to vendors or suppliers for products to be shipped, or services to be performed, after the Closing. Consistent with past practices, such amounts are not accrued for on the balance sheets included in ICR’s Financial Statements.

3.23 Disclosure. The representations and warranties contained in this Article III and in Article III of the ICR International Purchase Agreement taken as a whole do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained in this Article III or in Article III of the ICR International Purchase Agreement not misleading.

3.24 Representations to Knowledge. The Sellers shall only be deemed to have knowledge of a particular fact or other matter relevant to any representation and warranty made herein to the knowledge of the Sellers if one or more of the Principals (i) are actually aware of such fact or other matter at the time the representation or warranty is made or (ii) would be reasonably expected to know upon the exercise of reasonable due inquiry.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers as follows:

4.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority, as the case may be, (i) to conduct its business as now conducted and as currently proposed to be conducted, (ii) to own, use, license and lease its assets and properties and to acquire and own the Membership Interests and (iii) to execute and deliver this Agreement and the Related Agreements to which the Buyer is or may become a party, and to perform its obligations hereunder and thereunder.

4.2 Authorization of Transaction. The execution and delivery of this Agreement and the Related Agreements to which it is or may become a party and the performance of its obligations hereunder and thereunder has been duly authorized by all necessary corporate actions or proceedings on the part of Buyer and no further acts or proceedings on the part of Buyer are necessary under its Certificate of Incorporation, bylaws, or by law or otherwise to authorize the execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby other than Buyer’s first obtaining the consent of Silicon Valley Bank, which will be obtained prior to the Closing. This Agreement and the Related Agreements to which Buyer is or may become a party constitute (or will constitute when executed and delivered) the valid and legally binding obligations of Buyer, enforceable in accordance with their respective terms.

4.3 Noncontravention. Neither the execution and the delivery of this Agreement and the Related Agreements, nor the consummation of the transactions contemplated hereby or thereby (including the assignments and assumptions referred to in Article II above), will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter or bylaws or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Article II above).

4.4 Brokers’ Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

4.5 Registration of Stock. All stock of the Buyer issued to each of the Principals pursuant to his employment agreement delivered at the Closing is registered on an United States Securities and Exchange Commission Form S-8 and will be fully transferable immediately upon such time as it vests under such Principal’s employment agreement.

ARTICLE V

CONDITIONS TO OBLIGATION TO CLOSE

5.1 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) The representations and warranties set forth in Article III above (taken collectively and individually) shall be true and correct in all material respects at and as of the Closing Date.

(b) Each of the Sellers shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

(c) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect adversely the right of Buyer to own the Membership Interests or ICR’s assets, or to operate ICR’s Business as conducted or as proposed to be conducted (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

(d) The Principals and Buyer shall have executed and delivered the Escrow Agreement attached hereto as Exhibit B, and all additional transfer documents, if any, required to validly assign the Intellectual Property to Buyer in recordable form.

(e) All required consents (other than those consents listed on Schedule 3.21 attached hereto which Buyer acknowledges shall not be obtained prior to Closing), waivers, authorizations and approvals of any governmental entity, and of any other person or entity, required under the Contracts, Licenses, or otherwise in connection with the execution, delivery and performance of this Agreement, the absence of which would have a material adverse change to ICR’s Business, or the cancellation or adverse change in terms of, or payments under, any Contract , shall have been duly obtained in form reasonably satisfactory to Buyer, shall be in full force and effect on the Closing Date and the original executed copies shall have been delivered to Buyer on or before the Closing Date.

(f) Buyer shall have entered into employment arrangements with Joseph E. Duggan and Roger C. Sturtevant Jr. on terms and conditions reasonably acceptable to Buyer.

(g) Each of the Principals shall have entered into a noncompetition agreement with Buyer substantially in the form of Exhibit C hereto (the “Noncompetition Agreements”).

(h) All certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

(i) ICR shall have delivered to Buyer a certificate, dated the Closing Date and signed by both of the managers of ICR to the effect that each of the conditions specified in Sections 5.1(a), (b), (c) and (e) above have been satisfied in all respects.

(j) The ICR International Purchase Agreement and all other documents and certificates contemplated thereby shall have been executed and delivered by the parties thereto and all conditions to the closing of the transactions contemplated thereby shall have been satisfied or waived to the satisfaction of Buyer.

5.2 Conditions to Obligation of the Principals. The obligation of each of the Principals to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) The representations and warranties set forth in Article IV above (taken collectively and individually) shall be true and correct in all material respects as of the Closing Date.

(b) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, including without limitation, its obligation to pay the Estimated Closing Cash Payment to the Principals at the Closing, and to make the payment into escrow under Section 2.1(a).

(c) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

(d) Buyer shall have entered into employment arrangements with Joseph E. Duggan and Roger C. Sturtevant Jr. on terms and conditions reasonably acceptable to each such Principal.

(e) The Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement attached hereto as Exhibit A.

(f) All certificates, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Principals.

(g) Buyer shall have delivered to the Principals a certificate, dated the Closing Date and signed by the Chief Executive Officer and Chief Financial Officer of Buyer, to the effect that each of the conditions specified in Sections 5.2(a) through (c) above have been satisfied in all respects.

(h) The ICR International Purchase Agreement and all other documents and certificates contemplated thereby shall have been executed and delivered by the parties thereto and the closing of the transactions contemplated thereby shall have occurred.

ARTICLE VI

POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing.

6.1 Further Assurances. In case at any time after the Closing any further action is necessary or desirable to effectively transfer and assign to, and vest in, Buyer the Membership Interests, the Sellers will each take such further actions without further consideration (including the execution and delivery of such further instruments and documents) as Buyer reasonably may request.

6.2 Non-Competition.

(a) For a period of three (3) years dating from the date hereof, ICR and each of the Principals agree not to, directly or indirectly work for, own an interest in, contract to provide services for, manage, serve as a director, advise or operate as an independent contractor or sole or other proprietorship, any Direct Competitor of Buyer. For purposes of this covenant, the term “Direct Competitor of Buyer” means any entity that sells, services or provides Competitive Products or Services. For purposes of this covenant, the term “Competitive Products or Services” means (i) gathering information for, preparing, distributing, or otherwise dealing with salary surveys and (ii) compensation based tools, products or services which are competitive with tools, products and services sold or provided by Buyer.

(b) Notwithstanding anything in this Section 6.2, (i) a Principal may work for, own an interest in, contract with, and interact with in any manner, any company or concern (even a Direct Competitor of Buyer), provided that such Principal’s position with that company or concern does not involve the provision of Competitive Products or Services to third-party clients or the management (directly or indirectly) of personnel that provide Competitive Products or Services to third-party clients and (ii) Principal may provide compensation consulting services to any company or concern (even a Direct Competitor of Buyer). Nothing in this Section 6.2 modifies or waives any requirement of confidentiality or fiduciary duty set forth elsewhere in this Agreement, the Noncompetition Agreements or by the common or statutory law.

(c) Notwithstanding anything in this Section 6.2, a Principal may own an interest in any publicly-traded Direct Competitor of Buyer as a passive investor, provided that such interest constitutes not more than a one percent ownership interest.

6.3 Confidentiality. The Sellers each agree not to disclose, use or copy any confidential information of Buyer, including confidential information being transferred to Buyer pursuant to this Agreement, except as Buyer may authorize or direct, and except as to information which the disclosing Seller can establish: (a) was, on the date of this Agreement, generally known to the public; or (b) became generally known to the public after the date of this Agreement other than as a result of the act or omission of the Sellers or their respective employees, consultants or agents.

6.4 Allocation of Purchase Price for Tax Purposes. Promptly following the determination of the Closing Working Capital, the Buyer shall determine the allocation of the Purchase Price with the consent of the Principals, which consent shall not be unreasonably withheld or delayed. Said allocation shall be made by attributing fair market value to all tangible assets included in ICR’s Assets and allocating the excess to goodwill. If the Principals do not consent to the determination by the Buyer and the Parties can not agree on the allocation of the Purchase Price, either Party may submit such determination to arbitration under Section 8.12. Promptly upon the determination of such allocation, by agreement of the Parties or by arbitration, the Parties shall execute IRS Form 8594, if required by law, and such determination shall be binding on the Parties for purposes of any and all reporting requirements of the Internal Revenue Service and any other national, state or local taxing authority. No Party hereto shall take a position on any tax return that is in any way inconsistent with such allocation.

6.5 Employee Matters. The Sellers each shall remain responsible for any liabilities or obligations to their respective employees and consultants for all periods prior to the Closing Date, including but not limited to accrued vacation, benefits, wages, commissions and bonuses. Any employee of ICR who is hired as an employee by the Buyer following the Closing shall receive credit for purposes of determining eligibility for employee benefits based on length of service as if such employee had been continuously employed by the Buyer from his or her first date of employment by ICR or its predecessor corporation.

6.6 Access. From and after the Closing Date, the Buyer will grant to the Sellers and their accountants and representatives, during normal business hours, access to financial and accounting records reasonably requested by the Sellers to prepare tax returns or to verify information provided in the Closing Purchase Price Certificate or for any other legitimate business purposes.

6.7 Life Insurance Policies. Promptly following the Closing, the Buyer shall cause ICR to sell, assign and transfer to Roger C. Sturtevant, Jr., all ownership rights in any term life insurance policies owned on his life in consideration of Mr. Sturtevant’s repayment of the unamortized portion of any premiums that were prepaid by ICR on his behalf.

ARTICLE VII

SURVIVAL; INDEMNIFICATION; ESCROW

7.1 Survival of Representations and Warranties. Except for the representations and warranties set forth in Sections 3.2, 3.3, 3.4, 3.6, 3.10, 4.2, 4.3 and 4.4 (which shall survive the Closing and continue until the applicable statute of limitations has expired), all of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and continue until the first anniversary of the Closing (the “Expiration Date”); and no action for breach of any representation or for indemnification under Section 7.2 with respect to such a breach shall be commenced after the period through which such representation and warranty survives.

7.2 Indemnification.

(a) The Principals shall jointly and severally indemnify and hold Buyer and its affiliates, and their respective officers, directors, managers, employees, agents and representatives harmless from and against any and all claims, demands, liabilities, losses, damages and expenses, including, without limitation, reasonable attorneys’ fees and costs of defense related thereto arising from or related to (i) any breach or inaccuracy of any representation or warranty made by the Sellers in this Agreement or in any Related Agreement or other instrument delivered by a Seller pursuant to this Agreement, (ii) any breach or nonperformance of any covenant or agreement made by a Seller in this Agreement, in any Related Agreement or other instrument delivered by a Seller pursuant to this Agreement, (iii) any breach of contract or other claims made by a third party alleging to have had a contractual or other right to acquire ICR’s Business or any of the Membership Interests, and (iv) any liability or obligation of a Seller of any nature whatsoever arising in connection with the conduct of ICR’s Business prior to the Closing, including but not limited to such Seller’s failure to perform or discharge any its respective liabilities or obligations arising prior to the Closing, except the Assumed Liabilities.

(b) The Buyer shall indemnify and hold the Principals harmless from and against any and all claims, demands, liabilities, losses, damages and expenses, including, without limitation, reasonable attorneys’ fees and costs of defense related thereto arising from or related to (i) any breach or inaccuracy of any representation or warranty made by the Buyer in this Agreement or in any Related Agreement or other instrument delivered by the Buyer pursuant to this Agreement, (ii) any breach or nonperformance of any covenant or agreement made by the Buyer in this Agreement, in any Related Agreement or other instrument delivered by the Buyer pursuant to this Agreement, or (iii) any liability or obligation relating to the Assumed Liabilities.

7.3 Indemnification Procedures.

(a) Procedures for Claims. In the event that any legal proceeding shall be threatened or instituted, or any claim or demand shall be asserted, by any person in respect of which payment may be sought by a party entitled to indemnification with respect to a third party claim (the “Indemnified Party”) under the provisions of this Article VII (a “General Claim”), the Indemnified Party shall promptly cause written notice of the assertion of such General Claim of which it has knowledge to be delivered to each Party against whom indemnification is sought

(collectively, the “Indemnifying Parties”); provided, however, that any delay or failure to so notify the Indemnifying Parties of a General Claim shall only relieve the Indemnifying Parties of their obligations under this Article VII to the extent, if at all, the Indemnifying Parties are actually and materially prejudiced by reason of such delay or failure. Any notice of a General Claim by reason of any breach by the Indemnifying Parties of the representations, warranties, covenants or agreements contained in this Agreement shall state specifically the representation, warranty, covenant or agreement with respect to which such General Claim is made, the facts giving rise to an alleged basis for such General Claim, and the amount of the liability, if known, asserted against the Indemnified Party by reason of such General Claim. As long as the Escrow Agent is holding Escrow Funds, whenever Buyer makes a claim for indemnification for any Losses described in Section 7.2(a) or makes any other claim hereunder, Buyer shall provide notice of such claim to the Escrow Agent pursuant to the terms of the Escrow Agreement and the Escrow Agent shall disburse the applicable portion of the Escrow Fund to Buyer if required under, and in accordance with, the terms of the Escrow Agreement.

(b) Limitations on Amount. No indemnification shall be payable to Buyer pursuant to Section 7.2(a)(i) or (ii) or to the Principals pursuant to 7.2(b)(i) or (ii) until the total of all claims for indemnification pursuant to such clauses exceeds, in the aggregate, Ten Thousand Dollars ($10,000), whereupon the full amount of such claims commencing with the first dollar shall be recoverable in accordance with the terms hereof. In no event other than fraud or intentional misrepresentation shall the Principals’ aggregate indemnification obligations under Section 7.2(a)(i) or (ii) hereof, combined with the indemnification obligations of John Cunnell and V.A. Cunnell under Section 7.2(a)(i) or (ii) of the ICR International Purchase Agreement, exceed Three Million Dollars ($3,000,000) , nor shall the aggregate indemnification obligations of Buyer under Section 7.2(b)(i) or (ii) hereof, combined with its indemnification obligations under Section 7.2(b)(i) or (ii) of the ICR International Purchase Agreement, exceed Three Million Dollars ($3,000,000). Notwithstanding the foregoing, the aforementioned limitations with respect to an Indemnifying Party’s indemnification obligations hereunder shall not apply to claims or damages arising out of or related to the representations and warranties set forth in Sections 3.2, 3.5, 3.10, and 3.12(f) above (taken collectively and individually) not being and continuing to remain true and correct in all material respects at and as of the Closing Date through the Expiration Date, except that, solely with respect to Section 3.12(f), the $3,000,000 cap with respect to aggregate indemnification obligations shall not apply if one or more of the Indemnifying Parties had knowledge (as defined in Section 3.24) of the facts or circumstances giving rise to such claim. Furthermore, notwithstanding the foregoing, any contingent liability subject to indemnification under Section 7.2(a)(iv) that is unasserted as of the first anniversary of the Closing, shall be subject to the $10,000 basket and $3,000,000 cap set forth above.

(c) Third Party Claims.

(i) With respect to any General Claim in connection with a claim made by a third party in a judicial, administrative or arbitration suit or proceeding, the Indemnifying Parties shall have the right, at their own expense, to assume the defense thereof, to be represented by counsel of their choice (provided that such counsel shall be reasonably acceptable to the Indemnified Party), and to defend against, negotiate, settle or otherwise deal with such claim, demand or action; provided, however, that the

Indemnified Party may participate in any such action with counsel of its own choice and at its own expense. To the extent the Indemnifying Parties elect not to defend any such claim, demand or action, and the Indemnified Party defends against or otherwise deals with such claim, demand or action, the Indemnified Party may retain counsel, at the expense of the Indemnifying Parties, and control the defense of such claim, demand or action. The Parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such claim, demand or action.

(ii) Neither the Indemnifying Parties nor the Indemnified Party may settle any such claim, demand or action without the consent of the other party, which consent shall not be unreasonably withheld.

(iii) After any final judgment or award shall have been rendered by a court, arbitration board or governmental agency of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated pursuant to the terms hereof, or the Indemnified Party and the Indemnifying Parties shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnifying Parties hereunder, the Indemnified Party shall forward to the Indemnifying Parties notice of any sums due and owing by it with respect to such matter and the Indemnifying Parties shall pay all of the sums so owing to the Buyer, by wire transfer or by certified or bank cashier’s check, within ten (10) days after the date of such notice. Notwithstanding the foregoing, if at the time of payment for an indemnification claim under Section 7.2(a), the Escrow Agent is holding Escrow Funds, Buyer and the ICR Representative shall provide notice of the required payment to the Escrow Agent pursuant to the terms of the Escrow Agreement and the Escrow Agent shall disburse the applicable portion of the Escrow Fund to Buyer in accordance with the terms of the Escrow Agreement.

ARTICLE VIII

MISCELLANEOUS

8.1 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any third party other than the Parties and their respective successors and permitted assigns.

8.2 Joint and Several Liability of the Principals. The Parties understand and agree that each Principal shall be jointly and severally liable for the Liabilities of the others arising from or related to each Principal’s compliance with and performance of the terms of this Agreement, which shall include, without limitation, the failure of either Principal to perform or discharge any of their respective liabilities or obligations hereunder.

8.3 Entire Agreement. This Agreement and the Related Agreements constitute the entire agreement between the Parties and supersede any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof. This Agreement supersedes and replaces in their entirety all prior agreements between the Buyer and Sellers relating to the subject matter hereof.

8.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.

8.5 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given upon personal delivery or three (3) calendar days after being mailed by certified or registered mail, postage prepaid, return receipt requested, or one (1) business day after being sent via a nationally recognized overnight courier service , to the parties, their successors in interest or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in accordance with this Section 8.5:

If to Buyer:	Salary.com, Inc.
195 West Street
Waltham, MA 02451
Attention: Chief Executive Officer

With a copy to:	Salary.com, Inc.
195 West Street
Waltham, MA 02451
Attention: General Counsel

If to a Seller:	17 Main Street
Hopkinton, MA 01748
Attention: Joseph E. Duggan and Roger C. Sturtevant Jr.

With a copy to:	Andrew Branz, Esq.
Three Tech Circle
Natick, MA 01760

8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Massachusetts without regard to conflicts of laws principles.

8.7 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and each of the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.9 Expenses. Buyer, each Seller and the Principals shall each bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Furthermore, notwithstanding any provision of law, all transfer, documentary, sales, use, real property, stamp, registration, and other such fees (including any penalties and interest and including fees to record trademark assignments) arising in connection with this Agreement shall be borne and paid by the Principals.

8.10 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement and the Schedules hereto are incorporated herein by reference and made a part hereof.

8.11 Execution by Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same Agreement. Facsimiles or .pdf signature pages shall be deemed to be the same as original signatures, and any Party that sends a facsimile or .pdf signature page shall promptly thereunder deliver the original to the other Parties to this Agreement.

8.12 Dispute Resolution. At the request of any Party, the Parties shall submit any dispute arising under this Agreement that relates to the determination of the Closing Working Capital under Section 2.4 or the allocation of the Purchase Price under Section 6.4 to binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association, to be heard before a single arbitrator sitting in Boston, Massachusetts. The arbitrator shall have the right to award legal fees and costs to the prevailing party. Any decision of the arbitrator shall be binding and conclusive on the parties thereto and may be enforced in any court of competent jurisdiction. All other disputes shall be resolved by a court of competent jurisdiction unless an alternative dispute resolution mechanism has been agreed to by the Parties.

The remainder of this page is intentionally left blank.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

SALARY.COM, INC.

By: /s/ G. Kent Plunkett

Name: G. Kent Plunkett

Title: President and Chief Executive Officer

By: /s/ Kenneth S. Goldman

Name: Kenneth S. Goldman

Title: Senior Vice President and Chief Financial Officer

ICR LIMITED, L.C.

By: /s/ Joseph E. Duggan

Name: Joseph E. Duggan

Title: Member

By: /s/ Roger C. Sturtevant Jr.

Name: Roger C. Sturtevant Jr.

Title: Member

PRINCIPALS

/s/ Joseph E. Duggan

Joseph E. Duggan

/s/ Roger C. Sturtevant Jr.

Roger C. Sturtevant, Jr.